Exhibit 10.1

FORM OF
NORTHERN TIER ENERGY LP
2012 LONG TERM INCENTIVE PLAN
PHANTOM UNIT AWARD AGREEMENT
(TIME-BASED VESTING)

This Phantom Unit Award Agreement (this “Agreement”) is made and entered into by and between Northern Tier Energy GP LLC, a Delaware limited liability company (the “General Partner”), and [_____________________] (the “Recipient”). This Agreement is effective as of the [_____] day of [________________], 20[__] (the “Date of Grant”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below), unless the context requires otherwise.
W I T N E S S E T H:
WHEREAS, Northern Tier Energy LP (the “Partnership”), acting through the Board of Directors of the General Partner (the “Board”), has adopted the Northern Tier Energy LP 2012 Long Term Incentive Plan (the “Plan”) to, among other things, attract, retain and motivate certain employees and directors of the Partnership, the General Partner and their respective Affiliates (collectively, the “Partnership Entities”); and
WHEREAS, the Board has authorized the grant of Phantom Units of the Partnership to directors, employees and officers as part of their compensation for services provided to the Partnership.
NOW, THEREFORE, in consideration of the Recipient’s agreement to provide or to continue providing services, the Recipient and the General Partner agree as follows:
1.    Grant of Phantom Units. The General Partner hereby grants to the Recipient [_____________] Phantom Units, subject to all of the terms and conditions set forth in the Plan and in this Agreement, including without limitation, those restrictions described in Section 4, whereby each Phantom Unit represents the right to receive (a) one Unit of the Partnership, or (b) an amount paid in cash equal to the Fair Market Value of one Unit of the Partnership measured as of the date of vesting, as determined by the Board in its sole discretion (each, a “Phantom Unit”). For purposes of clarity, settlement of the award of Phantom Units granted under this Agreement may be completed through the delivery of cash, Units, or a combination of cash and Units, as determined by the Board in its sole discretion.

2.    Phantom Unit Account. The General Partner shall establish and maintain a bookkeeping account on its records for the Recipient (a “Phantom Unit Account”) and shall record in such Phantom Unit Account: (a) the number of Phantom Units granted to the Recipient and (b) the amount deliverable to the Recipient at settlement on account of Phantom Units that have vested. The Recipient shall not have any interest in any fund or specific assets of the Partnership by reason of this Award or the Phantom Unit Account established for the Recipient.
3.    Rights of Recipient. No Units shall be issued to the Recipient at the time the grant is made, and the Recipient shall not be, nor have any of the rights and privileges of, a unitholder or limited partner of the Partnership with respect to any Phantom Units recorded in the Phantom Unit Account. The Recipient shall have no voting rights with respect to the Phantom Units. This grant of Phantom Units also includes a grant of a tandem distribution equivalent right (“DER”) with respect to each Phantom Unit. The General Partner will establish a DER bookkeeping account with respect to each Phantom Unit (the “DER Account”) that shall be credited with an amount equal to any cash or property distributions made by the Partnership in the same form that the distribution was delivered to unitholders generally, calculated based on the number of Units related to the portion of the Recipient’s Phantom Units that have not been settled as of the record date for the distribution. Amounts recorded in the DER Account shall be paid to the Recipient at the time the tandem Phantom Unit for which the distributions accrued is settled; provided, however, that in no event shall a DER be paid and settled later than 70 days following the date on which the tandem Phantom Unit become vested pursuant to Section 4 or Section 5 hereof. No interest will accrue on any such right between the issuance of the distribution to unitholders generally and the settlement of the DER.
4.    Vesting of Phantom Units. The Phantom Units are restricted in that they may be forfeited by the Recipient and in that they may not, except as otherwise provided in the Plan, be transferred or otherwise disposed of by the Recipient. Subject to the terms and conditions of this Agreement, the forfeiture restrictions on the Phantom Units shall lapse, and the Phantom Units shall vest as follows:

Vesting Date	Cumulative Vested Percentage
On [_______, 20__]	[___]%
On [_______, 20__]	[___]%
On [_______, 20__]	[___]%

provided, however, that such restrictions will lapse, and the Phantom Units shall vest in accordance with the foregoing provision only if the Recipient has continuously provided services to the Partnership Entities from the Date of Grant until the date of vesting.

5.    Separation from Service.
(a)Termination for Any Reason. If the Recipient experiences a separation from service with the Partnership Entities for any reason other than (i) the Recipient’s death or Disability (as defined in Section 5(b) below) or (ii) by reason of a Change of Control Termination (as defined in Section 5(c) below), prior to the date all Phantom Units have vested in accordance with Section 4 above, then all Phantom Units granted pursuant to this Agreement that have not yet vested shall become null and void as of the date of such separation from service, unless accelerated in whole or in part by the Committee, in its sole discretion.
(a)    Termination Due to Death or Disability. If the Recipient experiences a separation from service with the Partnership Entities due to death or Disability prior to the date all Phantom Units have vested in accordance with Section 4 above, then all restrictions described in Section 4 shall lapse and all Phantom Units granted pursuant to this Agreement shall become immediately vested and nonforfeitable and be settled in accordance with Section 1 and Section 6 of this Agreement as soon as practicable thereafter, but in no event later than 70 days following the separation from service.
“Disability” means that the Recipient is unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(b)    Change of Control Termination. If the Recipient experiences a separation from service with the Partnership Entities because one of the Partnership Entities ended the service relationship without Cause or because the Recipient ended the service relationship for Good Reason during the 12 months following a Change of Control that occurs after the Date of Grant, and prior to the date all Phantom Units have vested in accordance with Section 4 above, then all restrictions described in Section 4 shall lapse and all Phantom Units granted pursuant to this Agreement shall become immediately vested and nonforfeitable and be settled in accordance with Section 1 and Section 6 of this Agreement as soon as practicable thereafter, but in no event later than 70 days following the separation from service. For the avoidance of doubt, any Change of Control that occurred prior to the Date of Grant shall not be a Change of Control under this Agreement.
“Cause” means “Cause” as defined under any employment agreement entered into between the Partnership Entities and the Recipient that is in effect on the date of the Recipient’s separation from service, or, if no such agreement exists, “Cause” shall mean the Recipient (A) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties, (B) has refused, without proper reason, to perform his duties, (C) has willfully engaged in conduct which is materially injurious to the Partnership Entities (monetarily or otherwise), (D) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Partnership Entities (including the unauthorized disclosure of confidential or proprietary material information of the Partnership Entities), or (E) has been convicted of, pled guilty to, or pled no contest to, a crime involving fraud, dishonesty, or moral turpitude.

“Good Reason” means any of the following, but only if occurring without the Recipient’s consent: (1) a material diminution in the Recipient’s base salary, (2) a material diminution in the Recipient’s authority, duties, or responsibilities, (3) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Recipient is required to report, including a requirement that a Recipient report to a corporate officer or employee instead of reporting directly to the Board, (4) a material diminution in the budget over which the Recipient retains authority, (5) a material change in the geographic location at which the Recipient must perform services for the Partnership Entities, or (6) the failure of the Partnership Entities to comply with any material provision of the agreement under which the Recipient provides services to the Partnership Entities, if any; provided, however, that in each case, the Recipient must provide notice in writing to the General Partner of the existence of the condition described in (1) through (6) above no later than 90 days following the initial existence of the condition, and that the General Partner shall have 30 days following the receipt of such notice during which it may remedy the condition before the Recipient may separate from service for “Good Reason”; provided, further, that the Recipient must ultimately terminate his or her services no later than 12 months following the initial existence of the condition described in (1) through (6) above.
For purposes of this Agreement, Recipient shall not be considered to have separated from service as long as Recipient remains an employee, director or officer of any Partnership Entities, a parent or subsidiary corporation of any of the Partnership Entities (as defined in section 424 of the Code). Any question as to whether and when there has been a separation from service, and the cause of such separation of such service, shall be determined by the Committee in its sole discretion, and its determination shall be final.
6.    Settlement Date; Manner of Settlement. No later than the 70th calendar day following the vesting of each Phantom Unit pursuant to Sections 4 or 5 of this Agreement, such Phantom Unit and tandem DERs shall be settled through the payment of cash or delivery of Units to the Recipient. No fractional Units will be issued or acquired pursuant to this Agreement. If the application of any provision of this Agreement would yield a fraction Unit, such fractional Unit will be rounded down to the next whole Unit if it is less than 0.5 and rounded up to the next whole Unit if it is 0.5 or more. The Recipient agrees that any vested Units that the Recipient acquires upon vesting of the Phantom Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission (the “SEC”) and any stock exchange upon which the Units are then listed. The Recipient also agrees that any certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws. In addition to the terms and conditions provided herein, the Partnership may require that the Recipient make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements.

7.    Limitations on Transfer. The Recipient agrees that the Recipient shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Phantom Units or other rights hereby acquired prior to the date the Phantom Units are vested and paid. Any attempted disposition of the Phantom Units in violation of the preceding sentence shall be null and void and the Restricted Units that the Recipient attempted to dispose of shall be forfeited.
8.    Adjustment. The number of Phantom Units granted to the Recipient pursuant to this Agreement shall be adjusted to reflect distributions of the Partnership paid in units, unit splits or other changes in the capital structure of the Partnership, all in accordance with the Plan. All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the units with respect to which they were distributed or issued.
9.    Violation of Law, Regulation or Rule. The General Partner shall not be required to deliver any Units hereunder if, upon the advice of counsel for the General Partner, such acquisition or delivery would violate the Securities Act of 1933 or any other applicable federal, state, or local law or regulation or the rules of the exchange upon which the Partnership’s Units are traded.
10.    Copy of Plan. By the execution of this Agreement, the Recipient acknowledges receipt of a copy of the Plan. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.
11.    Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Texas are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The General Partner or the Recipient may change at any time and from time to time by written notice to the other, the address which it or the individual previously specified for receiving notices. The General Partner and the Recipient agree that any notices shall be given to the General Partner or to the Recipient at the following addresses:
General Partner:    Northern Tier Energy GP LLC
Attn: the Office of the General Counsel
1250 W. Washington St. Suite 101
Tempe, Arizona 85281

Recipient:	At the Recipient’s current address as shown in the Partnership Entities’ records.
12.    General Provisions.
(a)    Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of a majority of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Recipient and the General Partner. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
(b)    No Effect on Service. Nothing in this Agreement or in the Plan shall be construed as giving the Recipient the right to be retained in the employ or service of the Partnership Entities. Furthermore, the Partnership Entities may at any time terminate the service relationship with the Recipient free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or other written agreement.
(c)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.
(d)    Amendments. This Agreement may be amended only by a written agreement executed by the General Partner and the Recipient, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Section 7(b), 7(c), 7(d), 7(e), or 7(g) of the Plan) materially reduces the rights or benefits of the Recipient with respect to the Phantom Units without his consent.
(e)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the General Partner or the Partnership and upon any person lawfully claiming under the Recipient.
(f)    Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with regard to this subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
(g)    No Liability for Good Faith Determinations. Neither the Partnership Entities nor the members of the Committee and the Board shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Phantom Units granted hereunder.

(h)    No Guarantee of Interests. The Board and the Partnership Entities do not guarantee the Units from loss or depreciation.
(i)    Tax Withholding. To the extent that the vesting of a Phantom Unit or distribution thereon results in the receipt of compensation by the Recipient with respect to which any of the Partnership Entities has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by the Recipient that are acceptable to such Partnership Entity, the Recipient shall deliver to the Partnership Entity such amount of money as the Partnership Entity may require to meet its withholding obligations under applicable law. No settlement of Phantom Units shall be made pursuant to this Agreement until the Recipient has paid or made arrangements approved by the Partnership Entity to satisfy in full the applicable tax withholding requirements of the Partnership Entity with respect to such event.
(j)    Insider Trading Policy. The terms of the Partnership’s insider trading policy with respect to Units are incorporated herein by reference.
(k)    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
(l)    Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
(m)    Gender. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.
(n)    Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or the sale of the Units granted hereunder shall be subject to a clawback or other recovery by the Partnership Entities to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule.
(o)    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Recipient agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Partnership Entities may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Partnership Entities. Electronic delivery may be via an electronic mail system of the Partnership Entities or by reference to a location on a Partnership Entity intranet to which the Recipient has access. The

Recipient hereby consents to any and all procedures the Partnership Entities have established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Partnership Entities may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its officer thereunto duly authorized, and the Recipient has set his hand as to the date and year first above written.

NORTHERN TIER ENERGY GP LLC

By:

Name:

Title:

[RECIPIENT NAME]

_____________________________________________
Recipient